Press Release, dated November 9, 2006
EX-99.1

CONTACT:

Stellar Pharmaceuticals Inc.                   -OR-

INVESTOR RELATIONS COUNSEL:

Peter Riehl, President & CEO

The Equity Group Inc.

(800) 639-0643

Adam Prior

(519) 434-1540

(212) 836-9606 –or—aprior@equityny.com

Arnold Tenney

Devin Sullivan

Cell (416) 587-3200

(212) 836-9608 –or—dsullivan@equityny.com

FOR IMMEDIATE RELEASE

STELLAR PHARMACEUTICALS ANNOUNCES 2006 THIRD QUARTER FINANCIAL RESULTS

Company to Hold Conference Call Today at 11:00 AM ET

LONDON, ONTARIO, CANADA, November 9, 2006 - Stellar Pharmaceuticals Inc. (OTCBB: SLXCF; TSXV: SLX) (“Stellar” or “the Company”), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced financial results for the third quarter ended September 30, 2006.  All amounts in this press release are in Canadian dollars, have been rounded to the nearest thousand, and are the result of the use of U.S. generally accepted accounting principles.

Peter Riehl, Stellar’s President and CEO, stated, “Although sluggish sales in the summer of 2006 impacted overall third quarter results, we are pleased to note that sales of NeoVisc®, Uracyst® and BladderChek® improved significantly in September and have maintained an ascending sales trajectory through the early part of the current fourth quarter.  We are also continuing to expand our global licensing strategy, as evidenced by royalty and licensing revenue becoming a growing percentage of our total sales and we expect this trend to continue going forward.

Third Quarter 2006 Review

Total revenues, which include product sales and royalty and licensing revenues, for the three months ended September 30, 2006 were $430,000, as compared to $498,000 in the same period last year.  This decline was the result of unfavorable sales comparisons in July and August 2006 compared to the same period in 2005 when customers increased their orders in advance of a price increase.  Stellar noted that product sales in Canada for September 2006 grew by 15.7% from September 2005.

Canadian sales of Uracyst grew 54.7% during the 2006 third quarter compared to the same period in 2005, largely due to increased sales and marketing efforts.  Canadian sales of NeoVisc declined primarily due to sluggish summer sales and the impact of promotional product pricing by two new market entrants.  Out-licensed sales of NeoVisc and Uracyst both increased during the third quarter of 2006.

Royalty and licensing revenue increased 5.3% to $97,000, or 22.7% of total revenues, in the third quarter of 2006 versus $93,000, or 18.5% of total revenues, for the same period last year.

BladderChek sales decreased during the third quarter of 2006 compared to the same quarter in 2005, due to lower than expected demand in July and August.  However, sales of the product grew by 106.7% in September 2006 compared to September 2005, a trend that continued through October.  Stellar attributes this sales growth to the success of a number of sales initiatives directed towards easing the physician prescription process, which, in turn, have helped to increase the adoption of this product in Canada.

Stellar Pharmaceuticals Inc.

November 9, 2006

Cost of sales in the third quarter of 2006 was $89,000, or 26.8% of product sales, versus $68,000, or 16.7% of product sales, in the third quarter of 2005.  This increase was largely due to ongoing expenses related to stability testing of the higher molecular weight for NeoVisc.  Selling, general and administrative expenses in the third quarter of 2006 included costs associated with the receipt of a European CE mark for NeoVisc and consulting fees related to researching potential U.S. opportunities for NeoVisc and Uracyst.   Research and development expenses declined to $51,000 in the 2006 third quarter from $340,000 in the same period last year, which included expenses related to engineering costs of the higher molecular weight for NeoVisc.

Stellar’s net loss in the third quarter of 2006 narrowed to $279,000, or $0.01 per share, on approximately 23.5 million weighted average common shares outstanding, from a net loss of $453,000, or $0.02 per share, on approximately 23.3 million shares outstanding in the comparable prior year period.

Stellar’s balance sheet at September 30, 2006 included $1.1 million in cash and cash equivalents and no long-term debt.

Conference Call

Management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss these results.  Interested parties may participate in the call by dialing 877-461-2814 (in the United States) or 416-695-9753 (in Canada) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Stellar Pharmaceuticals Conference Call.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc(R), for the treatment of osteoarthritis; and Uracyst(R) and the Uracyst(R) Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has an in-licensing agreement for NMP22(R) BladderChek(R), a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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Stellar Pharmaceuticals Inc.

November 9, 2006

Stellar Pharmaceuticals Inc.
Condensed Statement of Operations
(Canadian Funds; US GAAP)
(Unaudited)

	For the Three Month Period		For the Nine Month Period
	Ended September 30		Ended September 30
	2006	2005	2006	2005

PRODUCT SALES	$332,423	$405,275	$1,025,903	$1,186,189
COST OF GOODS SOLD	89,175	67,957	303,652	253,577
MARGIN ON PRODUCT SOLD	243,248	337,318	722,251	932,612

OTHER PRODUCT COST	41,949	-	41,949	-

ROYALTY AND LICENSING REVENUES	97,445	92,514	290,164	233,239

GROSS PROFIT	298,744	429,832	970,466	1,165,851

EXPENSES
Selling, general, and administrative	$491,784	$533,026	$1,571,380	$1,789,399
Research and development	50,817	339,390	174,310	624,075
Amortization	38,973	38,497	117,324	106,179
	581,574	910,913	1,863,014	2,519,653

LOSS FROM OPERATIONS	(282,830)	(481,081)	(892,548)	(1,353,802)

INTEREST AND OTHER INCOME	4,063	27,196	27,410	98,670

NET LOSS FOR THE PERIOD	(278,767)	(453,165)	(865,138)	(1,255,132)

LOSS PER SHARE	$(0.01)	$(0.02)	$(0.04)	$(0.05)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	23,472,690	23,250,877	23,530,318	23,143,930

Stellar Pharmaceuticals Inc.

November 9, 2006

Stellar Pharmaceuticals Inc.
Balance Sheets
(Canadian Funds; US GAAP)

ASSETS
		As at	As at
		September 30, 2006	December 31, 2005
CURRENT		(Unaudited)	(Audited)
Cash and cash equivalents		$1,077,177	$2,108,755
Accounts receivable, net of allowance $0 (2005 - $0)		224,947	157,749
Inventories		210,998	288,337
Prepaid, deposits, and sundry receivables		84,548	152,514

PROPERTY, PLANT, AND EQUIPMENT		903,573	959,999

OTHER ASSETS		45,171	46,187
		2,546,414	3,713,541

LIABILITIES

CURRENT
Accounts payable		$143,024	$487,359
Accrued liabilities		51,062	122,999
Deferred revenues		2,400	43,397
		196,486	653,755

SHAREHOLDERS’ EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited		Non-voting, convertible, redeemable, and
	retractable preferred shares with no par value
Unlimited		Common shares with no par value

ISSUED
23,622,690	Common shares (2005 – 23,470,190)	8,159,492	8,100,253
	Paid-in capital options - outstanding	545,218	545,025
	- expired	194,761	98,913
DEFICIT		(6,549,543)	(5,684,405)
		2,349,928	3,059,786
		$2,546,414	$3,713,541